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                                                                     EXHIBIT 4.1

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                          Certificate of Designation,
                   Preferences and Rights of Preferred Stock
                    by Resolution of the Board of Directors
                           Providing for an Issue of
                           Ninety-Five Hundred Shares
                         of Preferred Stock Designated
                           "Series B Preferred Stock"



     I, T. Kendall Hunt, Chairman of the Board, Chief Executive Officer and President of VASCO Data Security International, Inc. (hereinafter referred to as the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 151 thereof, DO HEREBY CERTIFY:

     That pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of said Corporation (hereinafter referred to as the "Certificate of Incorporation") the Board of Directors adopted a resolution providing for the issuance of a series of Preferred Stock, par value $.01 per share, of the Corporation to be designated "Series B Preferred Stock," which resolution is as follows:

           RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $.01 per share, of the Corporation be, and hereby is, created, to be designated "Series B Preferred Stock" (hereinafter referred to as the "Series B Preferred Stock"), consisting of Ninety-Five Hundred (9,500) shares, and, to the extent that the powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions thereof, of the Series B Preferred Stock are not stated and expressed in the Certificate of Incorporation, such powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions thereof, are hereby fixed and stated to be as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

      1.   Dividends.

           (a) Each holder of record of a share of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available therefor pursuant to the General Corporation Law (the "Legally Available Funds"), mandatory preferential cumulative dividends during each Monthly Dividend Period (as hereinafter defined) that such share of Series B Preferred Stock is outstanding at a rate determined by multiplying 1% times the Liquidation Preference (as hereinafter defined) of the Series B Preferred Stock.
      Such dividends shall be payable on the first Business Day (as hereinafter defined) succeeding the last day of the preceding Monthly Dividend Period (each, a

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      "Dividend Payment Date").  Such dividends shall be fully cumulative and shall accrue on a monthly basis (whether or not declared) from the first day of each Monthly Dividend Period as to which such dividend may be payable as herein provided to the date on which such share of Series B Preferred Stock ceases to be outstanding.

           (b) Dividends accrued on the Series B Preferred Stock shall be paid in cash on each Dividend Payment Date, subject to the availability of Legally Available Funds. If at any time the Corporation distributes less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment will be distributed among the holders of shares of Series B Preferred Stock so that an equal amount will be paid (as nearly as possible) with respect to each outstanding share of Series B Preferred Stock. If, for any reason or no reason, for any Monthly Dividend Period all or a portion of the dividends are not paid in cash on or before the Dividend Payment Date next succeeding the Dividend Payment Date on which such dividends were payable, then the rate at which dividends shall be computed shall immediately be increased to 1.5% per month until all accrued but unpaid dividends have been paid in full and such accrued but unpaid dividends shall be added (solely for the purpose of calculating dividends payable on the Series B Preferred Stock) to the Liquidation Preference of the Series B Preferred Stock effective at the beginning of the Monthly Dividend Period succeeding the Monthly Dividend Period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof ("Additional Dividends") at the rate of 1.5% per month until such unpaid dividends have been paid in full. At such time as all accrued but unpaid dividends have been paid in full at the adjusted rate, the dividend rate for future dividends shall return to the initial rate of 1% per month, unless and until the occurrence of a subsequent failure to make in full a monthly dividend payment, at which time the rate of dividends shall immediately be increased in accordance with the preceding sentence.

           (c) Each such dividend shall be paid to the holders of record of shares of Series B Preferred Stock as they appear on the stock register of the Corporation on such record date as shall be fixed by the Board or a duly authorized committee thereof, which date shall be not more than 30 days nor less than 10 days preceding the Dividend Payment Date relating thereto.

           (d) If dividends (including Additional Dividends) are not paid in full or declared in full and sums are not set apart for the payment thereof upon the Series B Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon shares of Series B Preferred Stock and any other Preferred Stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on the Series B Preferred Stock and such other Preferred Stock shall bear to each other the same ratio that accumulated dividends per share, including Additional Dividends or accrued dividends, as the case may be, on the shares of Series B Preferred Stock and such other Preferred Stock shall bear to each other. Except as


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      provided in the preceding sentence, unless full cumulative dividends
      (including Additional Dividends) on the Series B Preferred Stock have been paid or declared in full and set aside for payment, no dividends or other distribution shall be declared or paid upon the Common Stock or any other capital stock of the Corporation ranking junior to or on parity with the Series B Preferred Stock as to distribution or liquidation rights nor shall shares of any such capital stock be redeemed or purchased by the Corporation or any subsidiary thereof, nor shall any money be paid to or made available for a sinking fund for redemption or purchase of any shares of capital stock ranking junior to or on a parity with the Series B Preferred Stock as to distribution or liquidation rights until all cumulative dividends (including Additional Dividends) on the Series B Preferred Stock shall have been paid and the dividend for the then-current Monthly Dividend Period shall have been paid or declared and sufficient funds set aside for payment thereof.

           (e) Notwithstanding anything to the contrary contained herein, upon any conversion of shares of Series B Preferred Stock pursuant to either Section 2 or Section 3, all accrued and unpaid dividends on the Series B Preferred Stock to and until the date of such conversion shall be due and payable.

           (f) The following terms shall have the meanings as set forth below:

                 "Business Day" means any day other than a
            Saturday, Sunday or any day on which the New York
            Stock Exchange is closed.

                 "Monthly Dividend Period" means the period from
            the first day through the last day of each calendar month, provided that the first Monthly Dividend Period shall mean the period commencing the day shares of Series B Preferred Stock are originally issued and ending on the last day of the month in which shares of Series B Preferred Stock are originally issued, and the amount of dividends payable in respect thereof shall be determined by multiplying (x) 1% times (y) the Liquidation Preference of the Series B Preferred Stock times (z) a fraction, the numerator of which is the number of days that shares of Series B Preferred Stock are outstanding during such Monthly Dividend Period (including the date of issuance thereof) and the denominator of which is 30.

     2.    Conversion At Option of Corporation.

           (a) General.  Provided that the conditions set forth in
      Section 2(b) shall be satisfied, at the option of the Corporation, upon giving the notice provided in Section 2(d) below, as of the Effective Date (as hereinafter defined) the Series B Preferred Stock shall be converted in whole or in part into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock which a holder of shares of Series B Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying (i) the Applicable

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      Conversion Rate (determined as provided in Section 2(c)) times
      (ii) the number of shares of Series B Preferred Stock held by such holder which are being converted.

           (b) Conditions. No shares of Series B Preferred Stock shall be converted into Common Stock pursuant to Section 2(a) unless each of the following conditions shall be satisfied as of the Effective Date:

                 (i) Immediately prior to authorizing any
            conversion pursuant to this Section 2, the Corporation, by resolution of the Board shall, to the extent of any Legally Available Funds, declare a dividend on the Series B Preferred Stock payable on the Effective Date in an amount equal to any accrued and unpaid dividends (including Additional Dividends) on the Series B Preferred Stock as of the Effective Date.

                 (ii) The issuance to the holders of shares of
            Series B Preferred Stock of all shares of Common Stock upon conversion of the Series B Preferred Stock pursuant to Section 2(a) shall have been registered under a currently effective registration statement under the Securities Act of 1933, as amended, and such issuance shall either be registered under all applicable securities or blue sky laws of any state in which a holder resides or such issuance shall be exempt from the registration provisions of such applicable state securities laws.

                 (iii) The Common Stock shall be listed for
            trading on either the American Stock Exchange or the New York Stock Exchange or quoted on NASDAQ.

           (c) Applicable Conversion Rate. The conversion rate in effect at any time for the conversion of shares of the Series B
      Preferred Stock pursuant to this Section 2 (the "Applicable
      Conversion Rate") shall be the quotient obtained by dividing (i) the Liquidation Preference of the Series B Preferred Stock by (ii) the Applicable Conversion Value (as defined in the next sentence).
      The "Applicable Conversion Value" in the case of conversions pursuant to this Section 2 means the quotient obtained by dividing
      (x) the average of the Market Prices (as defined in the next sentence) of the Common Stock for the period of the 20 consecutive Business Days on which the Common Stock was traded ending on the Business Day immediately preceding (but not including) the date the notice referred to in Section 2(d) is deemed given, by (y) 2. The "Market Price" of the Common Stock for any day means the last reported sales price, regular way, or, in case no sale takes place on such day, the average reported closing bid and asked prices, regular way, in either case as reported on the principal national securities exchange on which such security is listed or admitted for trading, or, if such security is not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter


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      market as reported by NASDAQ, or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for each such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board.

           (d) Notice of Conversion. At least 30 days but not more than 60 days prior to the date fixed for the conversion of shares of Series B Preferred Stock pursuant to Section 2(a), written notice of such conversion shall be mailed to each holder of record of shares of Series B Preferred Stock to be converted in a postage prepaid envelope addressed to such holder at such holder's post office address as shown on the records of the Corporation. Each such notice shall state: (i) the effective date of such conversion (the "Effective Date"); (ii) the number of shares of Series B Preferred Stock to be converted and, if less than all shares held by such holder are to be converted, the method of calculating such number; (iii) the Applicable Conversion Rate and an itemized calculation thereof; (iv) the place or places where certificates for such shares are to be surrendered in exchange for a certificate or certificates representing the Common Stock into which the shares of Series B Preferred Stock are to be converted
      (the "Conversion Shares"); and (v) that dividends on the shares to be converted shall cease to accrue on the Effective Date of the conversion. On or after the Effective Date each holder of shares of Series B Preferred Stock to be converted shall present and surrender such holder's certificate or certificates representing such shares of Series B Preferred Stock to the Corporation at the place designated in such notice. As promptly as practicable after the Effective Date, the Corporation shall issue and deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock in accordance with the provisions of this Section 2 and cash, as provided in Section 2(f), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Effective Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred
      Stock shall cease and the person(s) in whose name(s) any certificates(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate or certificates being surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which are not converted. From and after the Effective Date, all dividends on the shares of Series B Preferred Stock designated for conversion in such notice shall cease to accrue and all rights of the holders thereof, except the right to receive a certificate or certificates for Conversion Shares and the right to receive the accrued and unpaid dividends up to the Effective Date and any cash in payment of fractional shares, without interest, upon the surrender of certificates in representing the Series
      B Preferred


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      Stock, shall cease and terminate and such shares shall not be deemed to be outstanding for any purpose whatsoever. A notice hereunder shall be deemed to be given on the date it is deposited in first class United States mail in a sealed envelope, postage prepaid.

           (e) Selection of Shares to be Converted. If less than all of the shares of Series B Preferred Stock are to be converted, the Board shall allocate the aggregate Liquidation Preference of shares to be converted pro rata (or as nearly pro rata as practicable) or by lot at the direction of the Board. Regardless of the method used, the calculation of the number of shares to be converted shall be based upon whole shares, such that the Corporation shall in no event be required to issue fractional shares of Series B Preferred Stock or cash in lieu thereof.

           (f) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock pursuant to this Section 2. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Preferred Stock, the Corporation shall pay to the holder of the shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the Effective Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

      3.    Conversion At the Option of Holder.

           (a) General. Subject to and in compliance with the provisions of this Section 3, shares of Series B Preferred Stock may, at the option of any holder, be converted at any time and from time to time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock which a holder of shares of Series B Preferred Stock shall be entitled to receive upon conversion pursuant to this Section 3 shall be the product obtained by multiplying (i) the Applicable Conversion Rate (determined as provided in Section 3(b)) by the number of shares of Series B Preferred Stock being converted at any time.

           (b) Applicable Conversion Rate. The conversion rate in effect at any time for the conversion of the Series B Preferred Stock pursuant to this Section 3 (the "Applicable Conversion Rate") shall be the quotient obtained by dividing (i) the Liquidation Preference of the Series B Preferred Stock by (ii) the Applicable Conversion Value (as defined in the next sentence). The "Applicable Conversion Value" in the case of conversions pursuant to this Section 3 means the quotient obtained by dividing (x) the average of the Market Prices of the Common Stock for the period of the 20 consecutive Business Days on which the Common Stock was


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      traded ending on the Business Day immediately preceding (but not including) the date the notice referred to in Section 3(c) is deemed given, by (y) 2.

           (c) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of shares of Series B Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. A notice hereunder shall be deemed to be given on the date it is deposited in first class United States mail in a sealed envelope, postage prepaid. The date when such written notice is received by the Corporation, together with the certificate(s) representing the shares of Series B Preferred Stock being converted, shall be the "Conversion Date." Any voluntary conversion of shares of Series B Preferred Stock by any holder shall be for at least 100 shares of Common Stock. As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this
      Section 3, and cash, as provided in Section 3(d), in respect of any fraction of a share of Common Stock issuable upon such conversion.

           (d) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock pursuant to this Section 3. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Preferred Stock, the Corporation shall pay to the holder of the shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

           (e) Partial Conversion. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

           (f) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common


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      Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      4. Option to Purchase Common Stock in Satisfaction of Accrued But Unpaid Dividends.

           (a) General. Subject to and in compliance with the provisions of this Section 4, if at any time there are then accrued but unpaid dividends on shares of Series B Preferred Stock and a holder thereof gives written notice to the Corporation that such holder intends to purchase Common Stock in accordance with the terms of this Section 4 and 30 days after the giving of such notice there remain accrued but unpaid dividends on the Series B Preferred Stock, then by further written notice to the Corporation in accordance with Section 4(b), such holder may purchase from the Corporation up to such number of shares of Common Stock (rounded down to eliminate a fractional share) as shall equal the quotient obtained by dividing (i) the amount of accrued but unpaid dividends on the Series B Preferred Stock held by such holder by
      (ii) the Applicable Exercise Price (as defined in the next sentence). The "Applicable Exercise Price" means the quotient obtained by dividing (x) the average of the Market Prices of the Common Stock for the period of the 20 consecutive Business Days in which the Common Stock was traded ending on the Business Day immediately preceding (but not including) the date the notice referred to in Section 4(b) is deemed given, by, (y) 2. The purchase price per share at which shares of Common Stock may be purchased pursuant to this Section 4 shall be the Applicable
      Exercise Price. The purchase price shall be paid by the holder's agreement to the cancellation of an amount of accrued but unpaid dividends on such holder's shares of Series B Preferred Stock equal to the aggregate purchase price of the shares of Common Stock purchased. Notwithstanding anything to the contrary contained herein, no holder may exercise any option hereunder to the extent that (i) the aggregate purchase price for shares of Common Stock to be purchased pursuant thereto exceeds the amount of Legally Available Funds for the payment of dividends, or (ii) the per share purchase price for shares of Common Stock to be purchased pursuant thereto is less than the par value of the Common Stock.

           (b) Exercise of Option. To exercise its option under Section 4(a), a holder of shares of Series B Preferred Stock shall give written notice to the Corporation at the principal office of the Corporation that such holder elects to exercise its option. A notice under this Section 4 (including a notice under Section 4(a)) shall be deemed to be given on the date it is deposited in first class United States mail in a sealed envelope, postage prepaid.


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           (c) Reservation of Common Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the purchase of shares of Series B Preferred Stock upon exercise of options pursuant to Section 4(a), such number of its shares of Common Stock as shall from time to time be sufficient to issue the maximum number of shares of Common Stock issuable upon exercise of such options, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to issue the maximum number of shares of Common Stock issuable upon exercise of such options, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      5.   Voting Rights.

           (a) Except as otherwise required by law, the holders of the Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock of the Corporation, voting together as a single class with the holders of Common Stock and the holders of such other classes and series of stock that vote together with the Common Stock of the Corporation as a single class. For purposes of this subsection, each share of Series B Preferred Stock shall entitle the holder thereof to the right to cast one vote.

           (b) So long as any shares of the Series B Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of a majority of all of the outstanding shares of Series B Preferred Stock (given in person or by proxy, at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Series B Preferred Stock voting as a class and with each share of Series B Preferred Stock having one vote) shall be necessary for (i) authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of this Certificate of Designation or of any amendment thereto, or of any resolution or resolutions providing for the issue of any stock, that would have an adverse effect on the designations, rights, preferences or privileges of shares of Series B Preferred Stock or (ii) the creation of any class or series of capital stock ranking prior to or on a parity with the Series B Preferred Stock with respect to rights to receive dividends, redemption payments or distributions upon liquidation or winding up of the Corporation.

           (c) If and when, at any time or times, dividends for any Monthly Dividend Period on the Series B Preferred Stock have not been paid in cash on or before the Dividend Payment Date next succeeding the Dividend Payment Date on which such dividends were payable, any holder of Series B Preferred Stock may give to the Corporation a notice of such non-payment. If within 30 days after the giving of the notice referred to in the preceding sentence, there remain any accrued but unpaid dividends on the Series B Preferred Stock, the holders of Series B Preferred Stock, voting separately as a class, shall be entitled to elect such number of directors


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      of the Corporation as shall be at all times a majority of the number of directors of the Corporation. The right to elect directors may be exercised at any annual meeting of the stockholders of the Corporation, at any special meeting held in place of an annual meeting, or at a special meeting of the holders of Series B Preferred Stock called to elect directors. The right to elect directors shall continue until dividends in default on Series B Preferred Stock are paid in full, and shall cease when the dividends are so paid, subject to future reactivation in the event of future defaults.

           At any time that special voting power is vested in the holders of Series B Preferred Stock, the Secretary of the Corporation may, and at the written request of holders of 25 percent or more of the shares of Series B Preferred Stock must, call a special meeting of the holders of Series B Preferred Stock for the election of directors. The meeting must be held within forty (40) days of the delivery of the request at the time and place provided by law or in the bylaws of the Corporation for meetings of stockholders of the Corporation; provided, however, that no meeting need be called if the request is delivered less than ninety (90) days before the date fixed for the next annual meeting of the Corporation's stockholders.

           If at any meeting held when special voting power is vested in the holders of Series B Preferred Stock the holders of at least 50 percent of Series B Preferred Stock then outstanding are present in person or by proxy, then the number of directors of the Corporation shall be increased by the number of directors that the holders of Series B Preferred Stock shall be entitled to elect and the holders of Series B Preferred Stock present by vote of at least 50 percent shall be entitled to elect the additional directors of the Corporation. The directors so elected shall serve until the next annual meeting of the stockholders of the Corporation and until their respective successors are elected by the holders of Series B Preferred Stock and have qualified.


           When the holders of Series B Preferred Stock are divested of special voting power, the term of office of the persons elected as directors by the holders of Series B Preferred Stock shall terminate, and the number of directors of the Corporation shall be reduced accordingly. If the office of a director elected by the holders of Series B Preferred Stock is vacant due to resignation, removal or death during the time that special voting power is vested in the holders of Series B Preferred Stock, the vacancy shall be filled by the majority vote of the directors then in office, even if less than a quorum. If the vacancy is not so filled within forty (40) days after the creation of the vacancy, a special meeting of the holders of the Series B Preferred Stock shall be called and the vacancy filled at that meeting. Any director elected to fill a vacancy by the remaining directors may be removed by the vote of a majority of the holders of Series B Preferred Stock.

           (d) Nothing herein contained shall be construed so as to require a class vote or the consent of the holders of the outstanding shares of Series B Preferred Stock (i) in connection with any increase in the total number of authorized or issued shares of Common Stock, or (ii) in connection with the authorization or increase or issuance of any class or series of capital stock ranking junior to the Series B


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

      Preferred Stock as to dividends, redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation. Nothing herein contained shall in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures, and other obligations, or to incur indebtedness to banks and to other lenders.

      6. Priority of Series B Preferred Stock in Event of Liquidation or Dissolution.

           In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the amount of One Hundred Dollars ($100.00) in cash for each share of Series B Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution of any kind shall be made to the holders of the Common Stock or any other stock ranking (as to any such distribution) junior to the Series B Preferred Stock. In the event of any involuntary or voluntary liquidation, dissolution or winding up the affairs of the Corporation, the Corporation by resolution of its Board shall, to the extent of any Legally Available Funds, declare a dividend on shares of Series B Preferred Stock payable on the date of distribution before any distribution is made to any holder of any series of stock of the Corporation ranking junior to the Series B Preferred Stock as to liquidation, dissolution or winding up, in an amount equal to any accrued and unpaid dividends on the Series B Preferred Stock as of such date. If the Corporation does not have sufficient Legally Available Funds to declare and pay all dividends accrued at the time of such liquidation, any remaining accrued and unpaid dividends shall be added to the payment to be received by the holders of shares of Series B Preferred Stock for such shares in such liquidation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of any series of Preferred Stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock shall be insufficient to permit the payment in full to the holders of all such series of Preferred Stock of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of shares of Series B Preferred Stock and all series of Preferred Stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. Except as otherwise provided in this Section 6, holders of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

           For the purposes of this Section 6, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

           7. Ranking of Series B Preferred Stock. Except as permitted in accordance with Section 5(b), with regard to rights to receive dividends, mandatory redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank prior to any other equity securities of the Corporation.


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


     IN WITNESS WHEREOF, said VASCO Data Security International, Inc. has caused this Certificate to be signed by T. Kendall Hunt its Chairman of the Board, Chief Executive Officer and President, this 21st day of July, 1997.


                                     VASCO DATA SECURITY
                                     INTERNATIONAL, INC.



                                     By: /s/ T. Kendall Hunt
                                        --------------------------------------
                                        T. Kendall Hunt
                                        Chairman of the Board, Chief Executive
                                        Officer and President



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